EXHIBIT 99.1

Thomas Properties Group, Inc. Announces Postponement of Common Stock Offering

LOS ANGELES – November 3, 2009 – Thomas Properties Group, Inc. (NASDAQ:TPGI) announced today that it has postponed its previously announced public offering of 22 million shares of common stock due to unfavorable market conditions.

“We believe that the current market conditions are not favorable to continue with the offering at this time. The company’s management team and board of directors do not consider the current market price of the company’s common stock to be reflective of its inherent value,” said James A. Thomas, the Chairman, Chief Executive Officer and President of Thomas Properties Group, Inc.

About Thomas Properties Group

Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company’s primary areas of focus are the acquisition and ownership of premier properties, property development and redevelopment, and property and investment management activities. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate, while managing the volatility associated with the real estate industry through joint-venture ownership structures. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, statements made in this press release, including those relating to the offering, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the company’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These risks are addressed in Thomas Properties Group, Inc.’s periodic reports filed with the SEC, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Thomas Properties Group, Inc.

Diana Laing, 213-613-1900

dlaing@tpgre.com